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                                                                    EXHIBIT 2.5


                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                       OF

                                ACC ESCROW CORP.

                                       AND

                          AMERICAN CELLULAR CORPORATION


               AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of August 8, 2003, between ACC Escrow Corp., a Delaware corporation (the "ACC Escrow"), and American Cellular Corporation, a Delaware corporation (the "Corporation"), and approved by resolutions adopted by the Board of Directors and the sole shareholder of each such corporation.

               WHEREAS, the respective Boards of Directors and the sole shareholder of each of ACC Escrow and the Corporation have approved the merger of the ACC Escrow into the Corporation pursuant and subject to the terms and conditions of this Agreement and pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL");

               NOW, THEREFORE, the parties hereto agree as follows:

         1. On the Effective Date (as defined in Section 7 hereof), pursuant to the provisions of the DGCL, ACC Escrow shall merge with and into Corporation, which shall be the continuing and resulting corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The name of the Surviving Corporation shall be American Cellular Corporation. The corporate existence of the Corporation under the DGCL, with all of its purposes, powers and objects, shall continue unaffected and unimpaired by the merger, and as the Surviving Corporation, it shall, from and after the Effective Date, possess all the rights, privileges, immunities, powers and purposes of ACC Escrow and all the intangible property, causes of action and every other asset of ACC Escrow shall vest in the Surviving Corporation, and the Surviving Corporation shall assume all of the obligations and liabilities of ACC Escrow, all without further act or deed. The separate corporate existence of ACC Escrow shall cease upon the Effective Date.

         2. The Fifth Amended and Restated Certificate of Incorporation of the Corporation, attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation.

         3. The By-laws of the Corporation, as in effect immediately preceding the Effective Date, shall be the By-laws of the Surviving Corporation, and will continue in full force
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and effect until changed, altered or amended as therein provided and in the manner prescribed by the DGCL.

         4. The directors and officers of the Corporation in office immediately preceding the Effective Date shall be the directors and officers of the Surviving Corporation, and their respective terms of office shall not be changed by the merger.

         5. Upon the Effective Date, all the shares of common stock and preferred stock of the Corporation which are issued and outstanding immediately prior to the filing by the Corporation of the Certificate of Merger of ACC Escrow with and into the Corporation with the Secretary of State of the State of Delaware shall be canceled. Each share of common stock, par value $1.00 per share, of ACC Escrow ("ACC Escrow Common Stock") which is issued and outstanding shall, as a result of the merger, be converted, into one-twentieth of a fully paid and non-assessable share of class A common stock, par value $.01 per share of the Surviving Corporation (the "Class A Common Stock"). As soon as practicable after the Effective Date, each holder of an outstanding certificate or certificates representing ACC Escrow Common Stock shall be entitled to surrender same to the Surviving Corporation and each such holder shall thereupon receive in exchange a certificate or certificates representing the number of full shares of Class A Common Stock of the Surviving Corporation to which the certificate or certificates so surrendered shall entitle such holder. At the Effective Date, all shares of ACC Escrow Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate representing any of such shares shall thereafter represent only the right to receive the Class A Common Stock.

         6. The Boards of Directors and the proper officers of the parties hereto are hereby authorized, empowered and directed to do any and all acts, and to make, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out and effectuate any of the provisions of this Agreement or of the merger herein provided for.

         7. The effective date of this Agreement, and the date upon which the merger herein provided for shall become effective, shall be the date the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Date").

         8. Notwithstanding the full approval and adoption of this Agreement, this Agreement may be terminated and abandoned by the Board of Directors of either of the parties hereto at any time prior to the filing of any requisite merger documents with the Secretary of State of the State of Delaware.

         9. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                            [Signature page follows]



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               IN WITNESS WHEREOF, this Agreement is hereby executed by each of the parties hereto as of the date first written above.

                                        ACC Escrow Corp.


                                        By
                                          -------------------------------------
                                          Name:
                                          Title:


                                        American Cellular Corporation


                                        By
                                          -------------------------------------
                                          Name:
                                          Title:




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                                                                       EXHIBIT A



           FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                         AMERICAN CELLULAR CORPORATION



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